Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated November 6, 2025 with respect to the consolidated financial statements and internal control over financial reporting for the year ended December 31, 2024 of Firy Inc. (formerly known as Skillz Inc.) included in the Annual Report on Form 10-K for the year ended December 31, 2025, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.
/s/ Grant Thornton LLP
San Jose, California
July 28, 2026